EXHIBIT 11.1

                MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                 Three Months Ended March 31, 1999 and 1998

                                                     Three Months Ended
                                                          March 31,
                                                     ------------------
                                                       1999        1998
                                                       ----        ----
                                                   (In thousands of dollars,
                                                     except per share data)
BASIC EARNINGS PER SHARE

Average common shares outstanding                     109,003     113,989
                                                     ========    ========
Net income                                           $100,418    $ 94,047
                                                     ========    ========
Basic earnings per share                             $   0.92    $   0.83
                                                     ========    ========

DILUTED EARNINGS PER SHARE

Adjusted shares outstanding:
  Average common shares outstanding                   109,003    113,989
  Net shares to be issued upon exercise of
    dilutive stock options after applying
    treasury stock method                                 915      1,752
                                                     --------   --------
  Adjusted shares outstanding                         109,918    115,741
                                                     ========   ========

Net income                                           $100,418   $ 94,047
                                                     ========   ========

Diluted earnings per share                           $   0.91   $   0.81
                                                     ========   ========
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